UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14(A)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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Ennis, Inc.

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Explanatory Note

On July 8, 2019, Ennis, Inc. issued the below letter to certain shareholders in response to a report issued by the proxy advisory firm Institutional Shareholder Services Inc. on June 28, 2019.

Ennis, Inc.

2441 Presidential Parkway

Midlothian, TX 76065

July 8, 2019

Dear Shareholder,

The purpose of this letter is to respond to a report issued by the proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) on June 28, 2019 regarding the annual meeting of shareholders of Ennis, Inc. (the “Company,” “we,” “us,” or “our”) scheduled for July 18, 2019 (the “Annual Meeting”).  In its report, ISS recommends that our shareholders vote against the non-binding vote on executive compensation, which is included as Proposal No. 3 in the Company’s Definitive Proxy Statement for the Annual Meeting, which was filed with the U.S. Securities and Exchange Commission on May 24, 2019 (the “Proxy Statement”).  We disagree with ISS’s recommendation for the reasons stated below and urge you to vote FOR approval of the non-binding vote on executive compensation.

If you previously voted on the basis of ISS’s report and wish to change your vote or revoke your proxy, you may do so by following the instructions in the section of the Proxy Statement titled “Questions and Answers Regarding the Proxy Statement and Annual Meeting – What can I do if I change my mind after I vote my shares?”

Positive Vote Recommendation by Glass Lewis

As an initial matter, we note that the proxy advisory firm Glass, Lewis & Co. (“Glass Lewis”), in its report issued on June 18, 2019, recommends that our shareholders vote FOR approval of the non-binding vote on executive compensation.  Glass Lewis stated in its report, “A vote FOR this proposal is warranted. The Company instituted changes to address shareholder concerns that it says led to last year’s low say-on-pay support. In light of the positive changes and the Company’s pay for performance alignment, we do not believe shareholders should withhold support for this proposal.”

Negative Vote Recommendation by ISS and Company Responses

In making its negative recommendation regarding the non-binding vote on executive compensation, ISS asserted three key concerns regarding our compensation program, which we address below.

ISS Assertion No 1.:  “Annual incentive goals were set below the prior year’s performance (and in one case below the prior year’s target) and were subsequently achieved above target without rationale nor commensurate reduction in target bonus opportunity.”

Company Response:  The compensation committee (the “Compensation Committee”) of the board of directors (the “Board”) has been pleased with the performance of the Company and believes that executive compensation has been commensurate with such performance. We are in a declining sales industry because our products are being replaced by digital technology. Therefore, our primary operational goal is to improve earnings and profits and generate cash flow. We use cash to minimize the need for debt, to make acquisitions, to maintain and improve our dividends and, when appropriate, to repurchase shares.  Additionally we continuously try to grow our top line by acquiring companies at multiples of less than 5 times EBITDA, and we aim to improve an acquired company’s profits by 10% or more within the first six months. Our gross profit margin has averaged 30.5% over the past five years, which we believe is the second highest in the print industry over that time. We have minimal long-term debt and our balance sheet is extremely strong. During the fiscal year ended Febraury 28, 2019, our earnings from continuing operations increased 14.3% year over year, and our sales increased up 8.3% year over year.  We have a higher market cap, higher margins, significantly less debt, and a better EBITDA percentage relative to sales than many of our print industry peers with much larger operations. Despite sales and profits from continuing operations increasing in the current fiscal year, bonuses and long-term incentive awards paid to executive officers have been 24% lower than in the prior fiscal year.

ISS Assertion No 2.:  “Use of the same annual incentive goals, one-year performance periods, and achievement levels to determine LTI award magnitude raises concern that short- and long-term programs may result in duplicative awards.”

Company Response:  While we agree that the metrics used to determine our LTI performance awards are also the metrics used to determine our short-term performance awards, the Board must note that it has used the same performance criteria for long-term incentive (“LTI”) awards for the previous ten years, and ISS has regularly recommended that our shareholders vote to approve the non-binding vote on executive compensation during such time. While the initial determination of the LTI award is based on the current year’s performance, the award vest ratably over 3 years.  Departure of an executive before vesting may result in forfeiture of earned but unvested awards.  The Board in constructing the LTI award program was trying to not only award the executive for the achievement of certain performance metrics, but also place in a retention element as well.

ISS Assertion No 3.:  “Finally, the company’s use of outsized peers and practice of benchmarking base salary above median may contribute to elevated pay that is not clearly linked to performance.”

Company Response:  The Compensation Committee has used as a peer group six medium-sized print manufacturing companies, print distributors and ad-specialty companies (ARC Document Solutions; Deluxe Corporation; Multi-Color Corporation; Innerworkings; CSS Industries; and Harte Hanks, Inc.) and four other general industry companies (Federal Signal, Inc.; Neenah Paper, Inc., Viad Corp; and Glatfelter, Inc.).  These companies are viable and have business models that are similar to our own within the printing space and, for these and other reasons, our Compensation Committee believes these companies are suitable for our peer group.  We do not benchmark against certain larger public printing companies, such as Quad Graphics, Inc., RR Donnelley & Sons, Inc., LSC Communications, Inc. or Donnelley Financial, Inc., due to the magnitude of their sales or due to a lack of comparability from an operating standpoint. We review and adjust our peer group from time to time, including as certain companies declare bankruptcy or go private.

ISS used data from a peer group that it self-selected to conclude that our executive compensation program does not deserve shareholder support.  Attached as an Appendix to this letter is the peer group selected by ISS, including information regarding each company.  The peer group selected by ISS includes companies with limited similarities to the Company, other than approximate revenues. Most of the ISS-selected peer companies are service companies, technology companies or, in some cases, furniture manufacturing companies, and none of these companies have any relationship with the printing industry.  Because these companies seem to have been randomly selected and share few similarities with us, other than comparable sales dollars, it is improper to use these companies to judge our executive compensation program.

General Company Response

We believe that our past results, combined with the Board’s responses to prior governance issues, including the election of a lead director, the nomination of our first woman director, and use of majority voting, demonstrates our desire to address legitimate issues raised by our shareholders or proxy advisory firms.  For example, ISS noted in their report this year that “the compensation committee adequately responded to the relatively low say-on-pay vote result in 2018 by removing problematic change-in-control provisions.”

While the issues regarding change-in-control provisions raised by ISS last year were relatively objective and able to be remedied, much of ISS’s criticisms regarding our executive compensation program for this year are vague or based on standards that are overly-subjective.  Additionally, we were contacted several months ago by a sales representative from ISS indicating that they could help with the wording in the Proxy Statement for a fee of $35,000.  We did not believe then, and do not believe now, that this would have been a good use of the Company’s funds.  ISS’s largely subjective criticisms of our executive compensation program, combined with our failure to hire ISS to review the Proxy Statement, strikes us as problematic.

*       *       *

For all of the reasons expressed in the Proxy Statement, along with the additional discussion above, we urge you to vote for approval of the non-binding vote on executive compensation.  If you have voted on the basis of ISS’ report and wish to change your vote or revoke your proxy, you may do so by following the instructions on your proxy card or as delineated in question and answer section of the the Proxy Statement.

If you have any questions or would like to discuss any aspects of our Annual Meeting, please do not hesitate to contact Michael Magill at 972-775-9815 or Richard Travis at 214-775-9805.

Thank  you for your consideration.  Your support is important to us.

/s/ Michael D. Magill	/s/ Richard L. Travis, Jr.
Michael D. Magill	Richard L. Travis, Jr.
Executive Vice President and	Chief Financial Officer
Corporate Secretary

Disclaimer

The Company has neither sought nor obtained the consent of any third party to use any statements or information contained in this letter, including the Appendix hereto, that have been obtained or derived from statements made or published by such third parties. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed in this letter, including the Appendix hereto.

APPENDIX

List of Peers Selected by ISS

1.Casella Waste Systems, Inc., together with its subsidiaries, operates as a vertically integrated solid waste services company in the northeastern United States. The company operates through Eastern, Western, Recycling, and Other segments. It offers resource management services primarily in the areas of solid waste collection and disposal, transfer, recycling, and organics services to residential, commercial, municipal, and industrial customers. The company provides a range of non-hazardous solid waste services, including collections, transfer stations, material recovery facilities, and disposal facilities. It also processes and markets recyclable metals, aluminum, plastics, and paper and corrugated cardboard, as well as recyclables purchased from third-parties. In addition, the company is involved in commodity brokerage operations. As of January 31, 2019, it owned and/or operated 37 solid waste collection operations, 49 transfer stations, 18 recycling facilities, 8 Subtitle D landfills, 4 landfill gas-to-energy facilities, and 1 landfill permitted to accept construction and demolition materials. Casella Waste Systems, Inc. was founded in 1975 and is headquartered in Rutland, Vermont. Employees 2,300; revenues of $660,660,000 and $51,759,000 in net income. No dividend and $558 million in debt.

2.Civeo Corporation provides hospitality services to the natural resource industry in Canada, Australia, the United States, and internationally. The company develops lodges and villages; and mobile accommodations, including modular, skid-mounted accommodation, and central facilities that provide long-term and temporary work force accommodations. It also offers food, housekeeping, and maintenance services, as well as laundry, facility management and maintenance, water and wastewater treatment, power generation, communication systems, security, and logistics services; recreation facilities; and camp management services, including fresh water and sewage hauling services. In addition, the company provides site selection, permitting, engineering and designing, manufacturing management, and site construction services. It owns and operates 33 lodges and villages with approximately 33,000 rooms and a fleet of mobile accommodation assets. The company serves oil and natural gas, mining, and oilfield and mining service companies. The company is headquartered in Houston, Texas. Employees 2,200; Revenue of $466,692,000 and loss of $51,194,000 in the current year as well as the previous three years.

3.Forrester Research, Inc. operates as an independent research, data, and advisory services company in the United States and internationally. It operates through Research, Product, and Project Consulting segments. Its primary syndicated research product is Research, which offers clients with access to its syndicated research designed to inform their strategic decision-making. The company’s Research product offerings consist of cross-linked documents that interconnect the company’s playbooks, reports, data, product rankings, best practices, evaluation tools, and research archives, which are provided through role-based Websites. It also offers leadership boards that are peer groups for executives and other senior leaders at large organizations; and executive programs to chief marketing officers and chief information officers with personal coaches who help the executives and their teams establish and tackle their initiatives. In addition, the company provides analytics products and services, including Customer Experience Index, a framework for assessing and measuring customer experience quality; Consumer Technographics, a quantitative research program that provides access to the data, insights, and analytic tools; Business Technographics, which provides assessments of what motivates businesses to choose certain technologies and vendors, as well as measures and reports on the current information consumption patterns of key influencers for large technology purchases; FeedbackNow, which allows companies to measure, analyze, and improve customer experience; and ForecastView that provides a detailed evaluation of market size, based on expert analysis and quantitative insights from consumer and business surveys. Further, it offers advisory and project consulting services, as well as hosts various events in North America, Europe, and Asia. Forrester Research, Inc. was founded in 1983 and is headquartered in Cambridge, Massachusetts. Employees 1,740 ; Revenue of $357,575,000 and income of $15,380,000.

4.Hill International, Inc. provides project and construction management, and other consulting services primarily for the buildings, transportation, environmental, energy, and industrial markets. The company offers program management, project management, construction management, project management oversight, troubled project turnaround, staff augmentation, project labor agreement consulting, commissioning, estimating and cost management, and labor compliance and facilities management services. It primarily serves the United States federal, state and local governments, as well as other national governments and private sector customers. The company operates in the United States, Latin America, Europe, the Middle East, Africa, and the Asia Pacific. Hill International, Inc. was founded in 1976 and is headquartered in Philadelphia, Pennsylvania. Employees 2,700;  Revenue $428,679,000 and loss of $17,312,000 in the current year as well as the previous three years.

5.Kimball International, Inc. designs, manufactures, and sells furniture products under the Kimball, National, and Kimball Hospitality brands in the United States and internationally. The company offers office furniture, including desks, tables, seating, bookcases, and filing and storage units for federal, state, and local government offices, as well as other government related entities; and furniture solutions, such as headboards, tables, seating, vanities, casegoods, lighting, and other products for hotel properties, and commercial and residential mixed use developments. Its furniture solutions are used in collaborative and open work space areas, conference and meeting/huddle rooms, training rooms, private offices, learning areas, classrooms, lobby/reception areas, and dining/café areas with a mix of wood, metal, laminate, paint, fabric, solid surface, and plastic options. In addition, the company offers patient/exam room and lounge seating, and casegoods for the healthcare market. It markets and sells its products through sales representatives, office furniture dealers, wholesalers, brokers, designers, purchasing companies, and catalog houses to end users. The company was formerly known as The Jasper Corporation and changed its name to Kimball International, Inc. in July 1974. Kimball International, Inc. was incorporated in 1939 and is headquartered in Jasper, Indiana. Employees 3,000; revenues of $685,600,000 and income of $34,439,000

6.Performant Financial Corporation provides technology-enabled audit, recovery, outsource customer, and related analytics services in the United States. The company offers recovery services primarily to the government-supported student loan industry serving guaranty agencies, private financial institutions, and the Department of Education; and restructures and recovers student loans issued directly by banks to students outside of federal lending programs. It also provides audit and recovery services related to improper payments in the healthcare market; and recovery and risk management advisory services to the Department of the Treasury and various financial institutions, as well as to federal, state, and municipal tax authorities. In addition, the company offers services from post-and pre-payment audit of healthcare claims to detection of fraud, waste and abuse of healthcare claims, to coordination of benefits and pharmacy fraud detection. The company was formerly known as DCS Holdings, Inc. and changed its name to Performant Financial Corporation in 2005. Performant Financial Corporation was founded in 1976 and is headquartered in Livermore, California.  Employees 1,900;  revenue of $155,668,000 and a loss of $8,010,000 in the current year as well as the previous three years.

7.CECO Environmental Corp. provides industrial air quality and fluid handling systems for the energy, industrial, and other markets worldwide. The company operates through three segments: Energy Solutions, Environmental Solutions, and Fluid Handling and Filtration Solutions. The company engineers, designs, builds, and installs systems that capture, clean, and destroy airborne contaminants from industrial facilities, as well as equipment that control emissions from such facilities; and fluid handling and filtration systems. Its products and services include dampers and diverters, selective catalytic reduction and selective non-catalytic reduction systems, cyclonic technology, thermal oxidizers, filtration systems, scrubbers, and fluid handling equipment, as well as plant engineering services engineered design build fabrication. The company markets its products and services to natural gas processors, refineries, power generators, boiler manufacturers, and compressor manufacturers; and transmission and distribution, metals and minerals, industrial manufacturing, engineering, and construction companies. CECO Environmental Corp. was founded in 1966 and is headquartered in Dallas, Texas. Employees 800; revenues of $337,339,000 and a loss of $7,121,000 in the current year as well as the previous three years.

8.CRA International, Inc., a consulting company, provides economic, financial, and management consulting services in the United States, the United Kingdom, and internationally. It advises clients on economic and financial matters pertaining to litigation and regulatory proceedings; and guides corporations through business strategy and performance-related issues. The company also offers consulting services, including research and analysis, expert testimony, and support in litigation and regulatory proceedings in the areas of finance, accounting, economics, insurance, and forensic accounting and investigations to corporate clients and attorneys. In addition, it offers management consulting services comprising strategy development, performance improvement, corporate strategy and portfolio analysis, estimation of market demand, new product pricing strategies, valuation of intellectual property and other assets, assessment of competitors’ actions, and analysis of new sources of supply. The company serves various industries, including agriculture, banking and capital markets, chemicals, communications and media, consumer products, energy, entertainment, financial services, health care, insurance, life sciences, manufacturing, oil and gas, real estate, retail, sports, telecommunications, transportation, and technology, as well as metals, mining, and materials. CRA International, Inc. was founded in 1965 and is headquartered in Boston, Massachusetts. Employees 687; revenues of $417,648,000 and income of $28,691,000.

9.Heritage-Crystal Clean, Inc., through its subsidiary, Heritage-Crystal Clean, LLC, provides parts cleaning, and hazardous and non-hazardous containerized waste services to small and mid-sized customers in the vehicle maintenance and manufacturing services industries in North America. It operates in two segments, Environmental Services and Oil Business. The Environmental Services segment offers parts cleaning, containerized waste management, vacuum truck, antifreeze recycling, and field services. The Oil Business segment engages in the collection of used oil, the sale of recycled fuel oil, and used oil filter removal and disposal activities, as well as the re-refining of used oil into lubricant base oil and other products. This segment also collects and disposes waste water. As of March 05, 2019, the company operated through 89 branches serving approximately 90,000 customer locations. Heritage-Crystal Clean, Inc. was incorporated in 2007 and is headquartered in Elgin, Illinois. Employees 1,270; revenues of $410,183,000 and income of $15,038,000.

10.Hudson Technologies Inc. operates as a refrigerant services company in the United States and internationally. It sells reclaimed and virgin refrigerants, and industrial gases; provides refrigerant management services, such as reclamation of refrigerants and laboratory testing, as well as re-usable cylinder refurbishment and hydrostatic testing services. The company also offers RefrigerantSide services, including system decontamination to remove moisture, oils, and other contaminants, as well as refrigerant recovery and reclamation services; predictive and diagnostic services that are intended to predict potential problems in air conditioning and refrigeration systems under the Chiller Chemistry, Fluid Chemistry, and Chill Smart names; and SmartEnergy OPS service, a Web-based real time continuous monitoring service for measuring, modifying, and enhancing the efficiency of energy systems comprising air conditioning and refrigeration systems. In addition, it participates in the generation of carbon offset projects. The company serves commercial, industrial, and governmental customers, as well as refrigerant wholesalers, distributors, contractors, and refrigeration equipment manufacturers; and customers in petrochemical, pharmaceutical, industrial power, manufacturing, commercial facility and property management, and maritime industries. Hudson Technologies, Inc. was founded in 1991 and is headquartered in Pearl River, New York. Employees 243; revenues of $166,525,000 and a loss of $55,659,000.

11.McGrath RentCorp operates as a business to business rental company in the United States and internationally. It rents and sells relocatable modular buildings, portable storage containers, electronic test equipment, and liquid and solid containment tanks and boxes. The company operates in four segments: Mobile Modular, TRS-RenTelco, Adler Tanks, and Enviroplex. The Mobile Modular segment rents and sells modular buildings designed for use as classrooms, temporary offices adjacent to existing facilities, sales offices, construction field offices, restroom buildings, health care clinics, child care facilities, office spaces, and various other purposes; and portable storage containers. The TRS-RenTelco segment rents and sells general purpose electronic test equipment, such as oscilloscopes, amplifiers, analyzers, signal source, and power source test equipment primarily to aerospace, defense, electronics, industrial, research, and semiconductor industries. It also provides communications test equipment, including network and transmission test equipment for various fiber, copper, and wireless networks to the manufacturers of communications equipment and products, electrical and communications installation contractors, field technicians, and service providers. The Adler Tanks segment rents fixed axle steel tanks for storing groundwater, wastewater, volatile organic liquids, sewage, slurry and bio sludge, oil and water mixtures, and chemicals; vacuum containers for sludge and solid materials; dewatering boxes for the separation of water contained in sludge and slurry; and roll-off and trash boxes for temporary storage and transportation of solid waste. The Enviroplex segment manufactures and sells portable classrooms directly to public school districts and other educational institutions in California. McGrath RentCorp was founded in 1979 and is headquartered in Livermore, California. Employees 1,066 : Revenues of $498,330,000, income of $79,406,000.

12.Virco Mfg. Corporation engages in the design, production, and distribution of furniture for the commercial and education markets in the United States. It offers seating products, including 4-leg chairs, cantilever chairs, tablet arm chairs with work surfaces and compact footprints, steel-frame rockers, stools, classroom chairs, stack and folding chairs, hard plastic seating, upholstered stack and ergonomic chairs, and plastic stack chairs. The company also provides folding, activity, office, computer, and mobile tables; and computer furniture, such as keyboard mouse trays, CPU holders, support columns, desks and workstations, specialty tables, instructor media stations and towers, and other products. In addition, it offers chair desks, combo units, and tablet arm and caster units, as well as a returns and credenzas. Additionally, the company provides administrative office furniture, including desks, returns, bookcases, storage cabinets, and other items, as well as wardrobe tower cabinets, file credenzas, and mobile pedestals; laboratory furniture comprising steel-based science tables, table bases, lab stools, and wood-frame science tables; mobile furniture, including mobile tables for cafeterias, mobile cabinets, and mobile chairs for school settings and offices; and handling and storage equipment, as well as manufactures stackable storage trucks. It serves educational institutions, convention centers and arenas, hospitality providers, government facilities, and places of worship through its sales and support teams, as well as a through a dealer network. Virco Mfg. Corporation was founded in 1950 and is headquartered in Torrance, California. Employees 840 ; Revenues of $200,716,000 and a loss of $1,614,000.